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                         U. S. BANCORP AND SUBSIDIARIES            Exhibit 12.2
                                 CAPITAL RATIOS
                                 (In Thousands)

                                                     1995             1994             1993             1992            1991
                                                  -----------     ------------     ------------     ------------     ------------
Total assets, as reported                         $31,794,283     $ 30,609,108     $ 29,086,757     $ 27,874,784     $ 24,292,336
Shareholders equity as reported                     2,617,053        2,493,054        2,441,761        2,121,133        1,773,428
Tier 1 capital                                      2,418,782        2,312,598        2,184,839        1,951,425        1,612,076
Total capital                                       3,377,927        3,017,058        2,868,209        2,602,106        2,118,586
Weighted risk assets                               28,656,662       26,521,830       24,417,553       22,611,197       20,682,653
Adjusted quarterly average assets                  30,651,822       29,568,331       28,587,951       27,494,254       23,803,843

Risk-based capital ratios
  Tier 1 capital to weighted
    risk assets                                          8.44%            8.72%            8.95%            8.63%            7.79%
  Total capital to weighted
    risk assets                                         11.79%           11.38%           11.75%           11.51%           10.24%
Leverage Ratio - Tier 1 capital to
  adjusted average assets                                7.89%            7.82%            7.64%            7.10%            6.77%
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